EXHIBIT 10.25

January 17, 2008

Richard M. Urbach 106 Saddle Ridge Drive Oakdale, PA 15071

RE: TERMINATION AGREEMENT AND GENERAL RELEASE

Dear Rich:

This Termination Agreement and General Release sets forth the terms of our mutual agreement concerning your resignation from Rock of Ages Corporation, its subsidiaries and affiliates (collectively, "Rock of Ages" or the "Company") in connection with your purchase of the retail operations of the Company on January 17, 2008.  Specifically, we agree as follows:

1.

You have resigned from employment on January 17, 2008 (the "Separation Date").   You will execute short form resignations resigning as President and Chief Operating Officer of the retail operations of the Company as necessary for inclusion in the Company's corporate records.

2.

In consideration of the execution of this Termination Agreement and General Release and in recognition of your efforts during 2007 to bring the retail division of the Company to profitability, the Company agrees to pay you a performance bonus equal to $25,000.  No payment shall be made until you have executed this Agreement and the seven day revocation period set forth in paragraph 14 below has expired.

3.

Your group term life insurance, optional life insurance, disability insurance, retirement plan and all other fringe benefits not specifically provided for herein shall cease and terminate on the Separation Date. All Company contributions to your 401(k) account shall cease on the Separation Date; provided, however, you may remain in the plan according to its terms for as long as you wish and as long as your account balance remains over Five Thousand Dollars ($5,000.00), or you may withdraw or rollover your account balance at any time after the Separation Date in accordance with the provisions of the 401(k) Plan and in accordance with applicable law and regulations. A notice explaining your distribution options will be sent to your home.  Under current COBRA law you may have the right to remain on the Company's group health plan in accordance with COBRA.  A COBRA notice and election form will be sent to your home on a timely basis.

4.

You have submitted all outstanding, unreimbursed, business expenses incurred on behalf of the Company prior to December 31, 2007.  You acknowledge and agree that no further reimbursement for expenses incurred in connection with your employment or under your employment agreement are due, including, but not limited to, any expenses incurred after December 31, 2007.

5.

You have returned, or will immediately return, all Company property, whether confidential or not, without keeping copies or excerpts thereof, including, but not limited to, computers (including any passwords associated therewith), cell phones, printers, customer lists, samples, product information, financial information, price lists, marketing materials, keys, credit cards, telephone calling cards, technical data, research, blueprints, trade secrets information, and all confidential or proprietary information.  You may retain any property in your possession which is the property of Rock of Ages Memorials, Inc. or otherwise pertains to Rock of Ages Memorials, Inc.

6.

You understand and agree that you would not receive the money and benefits specified in this agreement except for your execution of this Termination Agreement and General Release and your agreement to fulfill the promises as described herein.

7.

You and Rock of Ages agree that the payment and benefits specified in paragraph 2 above includes any and all monies, including but not limited to wages, salary, severance and/or pay in lieu of notice that may be due to you as a result of your employment with Rock of Ages and/or the termination thereof.  You hereby specifically waive and relinquish any and all rights that you may have for severance and/or change in control payments set forth in the Employment Agreement between you and the Company dated September 15, 2004, as amended on May 24, 2006.

8.

In consideration of the covenants and payments set forth above, you voluntarily release and discharge Rock of Ages, its parent, affiliates, subsidiaries, divisions, officers, employees, agents, successors, and assigns, both individually and in their official capacities (hereinafter referred to collectively as "Rock of Ages") of and from any and all claims, charges, lawsuits, grievances or causes of action whatsoever, in law of equity, which you, your heirs, executors, administrators, successors, and assigns may have against Rock of Ages.  This shall include any claim related to or arising out of your employment by Rock of Ages, the terms and conditions of said employment and the cessation of said employment, including but not limited to any alleged violation of the following:

The National Labor Relations Act;

Title VII of the Civil Rights Act of 1964;

Sections 1981 through 1988 of Title 42 of United States Code;

The Employee Retirement Income Security Act of 1974;

The Immigration Reform Control Act;

The Americans with Disabilities Act of 1990;

The Age Discrimination in Employment Act of 1967;

The False Claims Act;

The Fair Labor Standards Act;

The Occupational Safety and Health Act;

The Family and Medical Leave Act;

Any applicable state Employment Discrimination Law;

Any applicable state Wage Payment and Wage and Hour Laws;

Any applicable state whistleblower protection laws;

Any other federal, state or local civil or human rights law or any other alleged violation of any local, state or federal law, regulation or ordinance;

Any public policy, contract, tort, or common law; or

Any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.

9.	You represent that you have not filed, or permitted to be filed on your behalf, any claim, lawsuit, grievance or cause of action against Rock of Ages, and that no claim, lawsuit, grievance or cause of action exists relating to your employment by Rock of Ages or the cessation of that employment. With the exception of any action the law precludes you from waiving by agreement, you expressly covenant not to sue Rock of Ages for any damages you may claim to have suffered as a result of actions related to your employment with Rock of Ages and/or the termination thereof. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent you from filing a charge or lawsuit challenging the validity of the waiver and release contained herein under the Age Discrimination in Employment Act.

10.	This Agreement and General Release shall be governed by and construed in accordance with the laws of the State of Vermont. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

11.	You agree that you shall remain subject to the confidentiality obligations set forth in section 8 of your employment agreement dated September 15, 2004. You further agree not to disclose, either directly or indirectly, any information whatsoever regarding the existence or substance of this Termination Agreement and General Release. This includes, but is not limited to, members of the media, present or former employees of Rock of Ages and other members of the public, but does not include any person whom you choose to seek advice from or consult with regarding your consideration of and decision to execute this Termination Agreement and General Release. You acknowledge that any breach of this section 11 shall cause irreparable harm to the Company. Accordingly, in the event of any breach of this section 11, the Company shall have the right to terminate any payments due hereunder and shall further have the right to seek all additional relief, including damages, specific performance and injunctive relief.

12.	You agree and understand that nothing contained in the Termination Agreement and General Release is an admission by Rock of Ages of any liability or unlawful conduct whatsoever.

13.	This Termination Agreement and General Release may not be modified, altered or changed except upon express written consent by both parties.

14.	You understand that you have twenty one (21) days from the date of receipt of the Agreement to consider whether or not to sign, and that this Agreement and General Release shall not become effective or enforceable until the expiration of seven (7) days following the date on which you first execute this Agreement. You understand that you have the right to revoke this Agreement and General Release at any time during such seven day period; provided that such revocation shall not be effective unless each of the following conditions has been met:

(a) The revocation is made in writing addressed to Rock of Ages and includes the statement: "I hereby revoke my acceptance of the Agreement and General Release."

(b) The written revocation is delivered by hand or sent by certified mail with a postmark dated before the end of the seven-day revocation period to Mr. Kurt M. Swenson, Chairman, President and CEO, Rock of Ages Corporation, 369 North State Street, Concord, New Hampshire 03301.

15.

This Termination Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof.

16.

The parties have read and fully considered the foregoing Termination Agreement and General Release.  By signing below, you hereby represent that the terms and implications of this Termination Agreement and General Release have been fully explained to you, that you have been afforded a reasonable opportunity to consider this Termination Agreement and General Release, and that you have carefully considered other alternatives to executing this Termination Agreement and General Release. Having elected to execute this Termination Agreement and General Release, to fulfill the promises set forth herein, and to receive the benefit of these promises, you now knowingly and voluntarily sign this Termination Agreement and General Release.

Sincerely yours,

ROCK OF AGES CORPORATION

By:/s/ Kurt M. Swenson
Kurt M. Swenson, Chairman/CEO

AGREED AND ACCEPTED:

	1/17/2008	/s/ Richard M. Urbach
	Dated	Richard M. Urbach

You should discuss this document with your lawyer. You should thoroughly review and understand the effect of the Release before acting on it. Please take this Release home and consider it. This is an important legal document, By signing it, you give up your right to sue your employer. You have twenty-one (21) days to decide whether to sign it.  If you do not sign it within the twenty-one (21) days from the date you receive it, this agreement shall be considered withdrawn and its terms null and void.  If you sign it, you have seven (7) more days to revoke your acceptance of this Agreement and General Release. After expiration of this seven (7) day period, this Termination Agreement and General Release becomes effective and enforceable.